Exhibit 10.1

Administrative Rules
of the
Compensation Committee
of the
Board of Directors
of
National Fuel Gas Company

As amended and restated
effective February 26, 2015

TABLE OF CONTENTS

I.	Meetings					1

II .	Quorum and Voting; Delegation					2

III .	Grants and Awards Under the Plans					2

	A.	General Rules Regarding Awards Under the 1997 and 2010 Plans				3

		1.	Making of An Award			3
		2.	Contemporaneous Awards			3
		3.	Stock-Based Awards			3
			a.	Source		3
			b.	Cash Dividends and Cash Dividend Equivalents		3
				i.	Stock Based Awards Other Than Restricted Stock	3
				ii.	Restricted Stock Awards	4
			c.	Payment		4
		4.	Withholding Taxes			4
		5.	Deferral of Payment			5

	B.	Stock Options Under the 1997 and 2010 Plans				6

		1.	Designation			6
		2.	Price			6
		3.	Exercise Period/Duration			6
			a.	Non-Qualified Stock Options		6
			b.	Incentive Stock Options		7
		4.	Death or Other Termination of Employment			7
			a.	Definitions		7
			b.	Non-Qualified Stock Options Under the 1997 Plan		7
		5.	Mechanics of Exercise			8
		6.	Reload Options			8

	C.	SARs Under the 1997 or 2010 Plan				8

	D.	Restricted Stock, Restricted Stock Units and Performance Shares Under the 1997 and 2010 Plans				9

		1.	Restrictions on Transferability; Vesting			9
		2.	Mechanics of Grant			9

	E.	Suspension of Exercisability or Payment of Awards				10

ii

		1.	Authority to Suspend	10
		2.	Delegation of Authority	10

IV .	Procedures For Exercising Stock Options and SARs			11

	A.	Authority and Scope		11

	B.	Notice of Exercise		11

		1.	Form and Delivery	11
		2.	Exercise Date	11

	C.	Payment of Exercise Price		12

		1.	Cash Payment	12
		2.	Payment with Existing Company Stock	12
		3.	Additional Time to Pay Exercise Price	13
		4.	Cashless Exercise	14

	D.	Restrictions Relating to Possession of Material Nonpublic Information		14

iii

ADMINISTRATIVE
RULES OF THE
COMPENSATION COMMITTEE
OF THE
BOARD OF DIRECTORS
OF
NATIONAL FUEL GAS COMPANY

As amended and restated
effective February 26, 2015

I.    MEETINGS
Each meeting ("Meeting") of the Compensation Committee ("Committee") of the Board of Directors of National Fuel Gas Company ("Company") shall be held as indicated in a notice made in accordance with these rules. Notice of each Meeting, stating the place, date and hour thereof, shall be given to each member of the Committee ("Member") by e-mailing, faxing, telephoning or personally delivering the same to him at least one day before the meeting, if there is no reason to believe it was not received, or by mailing the same to him at least five days before the Meeting, in all cases to the Member’s last known address or addresses as the same appears upon the records of the Company. All such notices shall be effective when sent, including the leaving of a message recorded at, or spoken to any individual answering, the Member’s designated telephone number(s). The attendance of any Member at a Meeting without protesting prior to the end of the Meeting the lack of notice of such meeting shall constitute a waiver of notice by that Member.
Any one or more Members of the Committee may participate in a Meeting by means of a conference telephone or similar equipment. Participation by such means shall constitute presence in person at a Meeting.
The Committee may also take action by unanimous written consent.

II.    QUORUM AND VOTING; DELEGATION
At all Meetings, a quorum shall be required for the transaction of business and shall consist of a majority of the entire Committee. The majority vote of the Members at a Meeting at which a quorum is present shall decide any question that may come before the meeting.
Consistently with limitations imposed by the Plans (as defined below), the Committee may delegate in these rules or by resolution any or all of its authority to the Chief Executive Officer, to the Secretary and to any other officer of the Company (individually, "Delegate"), so long as the Delegate has no potential conflict of interest which would cause him or her not to exercise his or her good faith independent business judgment in respect of a delegated matter. Subject to such limitations, the Committee hereby delegates the power to implement its decisions to appropriate officers of the Company.
III.    GRANTS AND AWARDS UNDER THE PLANS
The following rules and regulations shall apply with respect to grants and awards made under the Company's 1997 Award and Option Plan ("1997 Plan") or the Company's 2010 Equity Compensation Plan ("2010 Plan") (as amended, each individually a "Plan;" together the "Plans"), including without limitation grants and awards of stock options, stock appreciation rights ("SARs"), shares of restricted stock ("Restricted Stock"), restricted stock units ("Restricted Stock Units") and performance shares (“Performance Shares”).
Any capitalized term not defined in these rules shall have the same meaning as in the applicable Plan. The following rules are intended to supplement the Plans and, to the extent that any rule is determined to be inconsistent with any Plan, the Plan shall control.
These rules may be amended by the Committee at any time and from time to time. Except to the extent otherwise specified in the particular Award Notice or at the time these rules are amended, any grant or award under the Plans shall be subject to these rules as in effect on the date of the grant or award.

A.	GENERAL RULES REGARDING AWARDS UNDER THE 1997 AND 2010 PLANS
1.    Making of An Award
An Award within the meaning of these rules occurs upon the grant by the Committee of any stock option, SAR, Restricted Stock, Restricted Stock Unit, Performance Share or other Award under a Plan. An Award Notice within the meaning of these rules means a written notice from the Company to a Participant (including a notice provided to the recipient in an electronic form or by a link to cite of the notice) that sets forth the terms and conditions of an Award in addition to those conditions established in the applicable Plan and by the Committee's exercise of its administrative powers.
2.    Contemporaneous Awards
Unless the Committee shall otherwise expressly provide at the time of grant, an Award of one type granted contemporaneously with an Award of any other type shall be treated as having been granted in combination, and not in the alternative, with the Award of the other type.
3.    Stock-based Awards
a.    Source. Stock-based Awards, to the extent actually paid in Common Stock, shall reduce treasury shares (if any) first and thereafter authorized but unissued shares.
b.    Cash Dividends and Cash Dividend Equivalents.
(i) Stock-Based Awards Other Than Restricted Stock. No stock-based Award other than Restricted Stock carries with it the entitlement to receive cash dividends or cash dividend equivalents until such stock-based Award is exercised (in the case of a stock option or stock-settled SAR) or earned (in the case of an RSU, Performance Share or other stock-based Award). If a stock-based Award is exercised or earned prior to or on the record date for determination of stockholders entitled to receive a cash dividend, then such stock-based Award or the securities resulting from the exercise thereof, as the case may be, shall be entitled to receive such cash dividend (or, if the shares related thereto have not been issued as of the record date, to receive a dividend equivalent in respect thereof).
(ii) Restricted Stock Awards. Notwithstanding clause (i) of this paragraph (b) or Section 24 of the 1997 Plan or Section 14(e) of the 2010 Plan, dividends shall be payable with respect to each outstanding Award of Restricted Stock whether or not the restrictions in such Award have been satisfied or have lapsed.
c.    Payment. Payment of stock-based Awards shall be made with Common Stock.
4.    Withholding Taxes
At the time a Participant is taxable with respect to stock options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares or other Awards granted under the Plans, or the exercise or surrender of the same, the Company (or, if applicable, an employer other than the Company) shall have the right to withhold from amounts payable to the Participant under the Plan or from other compensation payable to the Participant in its sole discretion, or require the Participant to pay to it, an amount sufficient to satisfy all federal, state and/or local (including foreign) withholding tax requirements. With respect to the vesting of Restricted Stock and the vesting (and settlement in shares of Common Stock) of Restricted Stock Units and Performance Shares, the Company shall withhold from amounts payable to the Participant a number of shares of Common Stock sufficient to satisfy all federal, state and/or local (including foreign) withholding tax requirements, provided that the Participant may, at a time when he or she is not in possession of material nonpublic information relating to the Company and not subject to any quarterly or other “blackout period” imposed under the Company’s Policy on Insider Trading in National Fuel Gas Company Securities, elect to pay such tax withholding amounts in cash. With respect to the exercise of stock options or SARs, the Participant may, subject to Section IV(D) below, pay tax withholding amounts in whole or in part by requesting that the Company withhold such amounts of taxes from the amounts owed to the Participant, or by delivering as payment to the Company shares of Common Stock to be canceled having a Fair Market Value less than or equal to the amount of such required withholding taxes (with the remainder payable in cash). Notwithstanding anything to the contrary herein, to the extent that any tax withholding is satisfied by the Company’s withholding and/or canceling any shares of Common Stock, the Fair Market Value of the Common Stock withheld and/or canceled may not exceed the amount required to be withheld at law.
5.    Deferral of Payment
The Committee intends to permit Participants to elect, at such time or times as the Committee shall permit, to defer the receipt of payment of Awards that are payable in cash; provided, however, that (1) under the then applicable income tax rules the Participant is not in constructive receipt of, and subject to income tax on, the payment prior to its actual receipt, (2) such deferral does not result in any of the Plans being subject to the Employee Retirement Income Security Act of 1974, as amended, (3) if the Participant is an Executive Officer (i.e., is subject to Section 16 of the Securities Exchange Act of 1934, including a retired officer who is, at the relevant time, a director), such election shall comply with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as then in effect, and (4) such election would not result in the imposition of an additional tax under Section 409A of the Code on the Participant. The Committee hereby delegates to the Chief Executive Officer, President, Treasurer, Secretary and General Counsel of the Company, and each of them, the Committee’s authority to establish the time or times at which deferral elections may be permitted in respect of any Award.
B.    STOCK OPTIONS UNDER THE 1997 AND 2010 PLANS
1.    Designation
The Award Notice setting forth the terms and conditions of a grant of a stock option shall indicate the applicable Plan under which the stock option is granted and whether the stock option is an incentive stock option (within the meaning of Section 422 of the Code, an “ISO”) or a non-qualified stock option (“NSO”). The Committee hereby delegates to the Chief Executive Officer, President, Treasurer, Secretary and General Counsel of the Company, and each of them, the authority to prepare, execute and deliver Award Notices consistent with actions taken by the Committee. The Committee hereby directs that any action taken by the Committee granting stock options without specifying whether the stock options are ISOs be interpreted as follows: an award of stock options under the 1997 Plan or the 2010 Plan shall be deemed to be awards of NSOs only.
2.    Price
The price at which Common Stock may be purchased upon exercise of a stock option (the “exercise price”) shall be the Fair Market Value of the Common Stock on the date of the Award.
3.    Exercise Period/Duration
a.    Non-Qualified Stock Options. Except as may otherwise be expressly provided in the Plan or in Section III(B)(4) of these rules, a non-qualified stock option first may be exercised twelve months after the date of grant.

b.    Incentive Stock Options. Except as may otherwise be expressly provided in the Plan, an ISO first may be exercised twelve months after the date of grant, or, if earlier, on the date of the optionee's death.
4.    Death or Other Termination of Employment
a.    Definitions. For purposes of these rules, the following terms shall have the following meanings:
(i)    For purposes of the 1997 Plan, "Disability" shall mean that the Participant is eligible to receive disability benefits under Article 3 of The National Fuel Gas Company Retirement Plan ("Retirement Plan"), as from time to time amended, or that the Participant would be eligible to receive such benefits if he or she were a participant in the Retirement Plan.
(ii)    "Subsidiary" shall mean a corporation or other business entity in which the Company directly or indirectly has an ownership interest of fifty percent (50%) or more.
b.    Non-Qualified Stock Options Under the 1997 Plan. All NSOs outstanding under the 1997 Plan are currently exercisable.
(i)    If termination of employment occurs by reason of death, each NSO awarded under the 1997 Plan shall remain exercisable for five years from such termination or the balance of its unexpired term, whichever is less.
(ii)    If termination of employment occurs by reason of discharge by the Company for cause, or voluntary resignation of the Participant prior to age 60, each NSO awarded under the 1997 Plan shall lapse unless extended by the Committee in its discretion.
(iii)    If termination of employment occurs by reason of voluntary resignation (including retirement) at or after age 60, by reason of Disability, or for any other reason, each NSO awarded under the 1997 Plan shall remain exercisable for five years from such termination (or such greater period as the Committee deems appropriate) or the balance of its unexpired term, whichever is less.
5.    Mechanics of Exercise
To exercise a stock option, the Participant shall provide a signed exercise notice to an appropriate officer or other designee of the Company, which notice shall indicate which stock options are being exercised, how the exercise price is to be paid and any other appropriate information. Appropriate delivery of a signed notice of exercise binds the Participant to pay the exercise price. Part IV of these rules contains procedures for exercising stock options.
6.    Reload Options
No optionee shall be issued a new stock option automatically upon exercise of a stock option. However, if the Award Notice provides for the issuance of such new stock option, the new stock option shall have an exercise price equal to the Fair Market Value of the Common Stock on the date the new stock option is issued and shall otherwise be subject, as nearly as possible, to the same terms and conditions as the exercised stock option.
C.     SARs UNDER THE 1997 OR 2010 PLAN
The base price or grant price of a SAR shall be the Fair Market Value of the Common Stock on the date of the grant of the SAR. Each SAR shall otherwise be subject to the terms and conditions imposed (i) by the Award Notice upon the SAR, (ii) by the applicable Plan, and (iii) by these rules upon SARs and NSOs, as applicable. A SAR shall be outstanding and exercisable during the entire exercise period otherwise applicable to an NSO if the NSO had been granted on the same day as the SAR (as adjusted in accordance with Section III(B)(4) above in the event of death or other termination of employment). All SARs outstanding under the 1997 Plan are currently exercisable.

To exercise a SAR, the Participant shall deliver a signed exercise notice to an appropriate officer or other designee of the Company, which notice shall indicate which SARs are being exercised, and any other appropriate information. Part IV of these rules contains procedures for exercising SARs. Any SAR not already exercised shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR. If upon any such deemed exercise the payment to the holder of such SAR is to be made in shares of Common Stock, the holder of such SAR shall be deemed to have elected to pay the minimum required tax withholding in shares of Common Stock.

D.	RESTRICTED STOCK, RESTRICTED STOCK UNITS AND PERFORMANCE SHARES UNDER THE 1997 AND 2010 PLANS
1.    Restrictions on Transferability; Vesting
The restrictions on transferability and vesting and all other terms and conditions of Restricted Stock, Restricted Stock Units and Performance Shares granted under either the 1997 Plan or the 2010 Plan shall be specified in the Award Notice. Except as otherwise provided in the applicable Plan, all shares of Restricted Stock and all Restricted Stock Units and Performance Shares shall be subject to the Participant's continued employment with the Company or a Subsidiary until vesting. The Committee may accelerate the vesting of Restricted Stock, Restricted Stock Units or Performance Shares on its own motion as it deems appropriate and in the best interests of the Company.
2.    Mechanics of Grant
The Committee hereby delegates to appropriate officers of the Company the authority to establish and revise appropriate procedures with respect to the issuance of shares of Restricted Stock (whether represented by certificates or issued in book entry form) and the payment of dividends thereon.
E.    SUSPENSION OF EXERCISABILITY OR PAYMENT OF AWARDS
1.    Authority to Suspend
The Committee may, among other things, suspend or limit the exercisability or the payment of any Award under either Plan during any period:
(a)    for which counsel for the Company advises in writing that exercise or payment of such Award would violate federal or state securities laws or other applicable laws, rules, regulations, judgments, or orders; or
(b)    during which management is investigating an allegation that the Participant has engaged in any act which would permit the Committee to forfeit the Participant’s Award pursuant to Section 18 of the 1997 Plan or Section 14(c) of the 2010 Plan.
Suspension of the payment of any Award may include, without limitation, suspension of the lapse of any restrictions on Restricted Stock and suspension of the expiration of any Restricted Period.
2.    Delegation of Authority
The Committee hereby delegates to the Chief Executive Officer, President, Treasurer, Secretary and General Counsel of the Company, and each of them, the Committee’s authority to suspend or limit the exercisability or the payment of any Award under either Plan during the periods described in Section III(E)(1) above. Management shall report to the Committee at each Committee meeting any suspension actions taken or ongoing since the previous meeting, and the Committee shall adopt a resolution ratifying, continuing and/or discontinuing each such suspension.

IV.    PROCEDURES FOR EXERCISING STOCK OPTIONS AND SARS
A.    AUTHORITY AND SCOPE
Notwithstanding any provision of any Award Notice issued before 1998, these are the exercise procedures for ISOs, NSOs and SARs issued under the 1997 Plan, the 2010 Plan, and (unless the Compensation Committee specifically orders otherwise) any other compensation plan which in the future is adopted by the Company.
B.    NOTICE OF EXERCISE
1.    Form and Delivery
A Participant holding stock options or SARs granted under any of the Plans elects to exercise stock options or SARs by delivering (by personal delivery, fax or e-mail) a Notice of Exercise to the office of the Company’s Secretary or Assistant Secretary or to a designee of such officers. A Notice of Exercise is a writing signed by the Participant indicating that the Participant thereby elects to exercise the stock options or SARs identified in the Notice (including the quantity and either the stock option exercise price or the SAR base price), and describing the method by which the Participant will pay the exercise price of the stock options (there is no exercise price payment due in connection with the exercise of a SAR). Appropriate delivery of a Notice of Exercise binds the Participant to pay the exercise price. Optional forms of Notice of Exercise are attached to these rules as Exhibit A (stock options) and Exhibit B (SARs).
2.    Exercise Date
The effective date of a Notice of Exercise (the “Exercise Date”) will be the date the Notice of Exercise is received by the office of the Secretary or Assistant Secretary or by a designee of such officers; provided, however, that:

(i)    a Notice of Exercise received on a trading day before trading opens that day on the New York Stock Exchange may validly designate the Exercise Date to be the preceding trading day;
(ii)    a Notice of Exercise may validly designate the Exercise Date to be any date later than the date the Notice of Exercise is received; and
(iii)    if the exercise of a stock option is accomplished through a “cashless exercise” as described in Section IV(C)(4) below, the Exercise Date shall be the date the broker sells Company stock into the market regarding that exercise.
C.    PAYMENT OF EXERCISE PRICE
1.    Cash Payment
To pay the exercise price of a stock option in cash, a Participant must deliver to the Secretary or Assistant Secretary or to a designee of such officers payment in full, in cash or by check payable in immediately available U.S. funds to the Company, within three business days after the Exercise Date (except as additional time may be allowed under Section IV(C)(3) below). For purposes of these rules, the term “business day” shall mean any day other than a Saturday, Sunday, federal holiday or day on which the Company’s principal office is closed for business. Subject to Section IV(D) below, payment of the exercise price may be partly in cash and partly in Company stock as described in Section IV(C)(2) below, or may be accomplished through a “cashless exercise” as described in Section IV(C)(4) below.
2.    Payment with Existing Company Stock
To pay the exercise price in shares of Company stock already owned by a Participant, the Participant must surrender to the Company shares having a total Fair Market Value (as of the Exercise Date) of at least the total exercise price, or pay any shortfall in cash.

The Participant must, within three business days after the Exercise Date (except as additional time may be allowed under Section IV(C)(3) below) do one or both of the following:

a.	regarding shares in the Company’s Direct Registration System, comply with the Company’s procedures (including signature guarantee requirements) for transferring book-entry shares to the Company; or

b.
regarding shares that are evidenced by a paper stock certificate, deliver the certificate to the Secretary, Assistant Secretary or a designee of such officers. Each certificate delivered must have a guaranteed signature either on the back or on a stock power to be attached. The recommended procedure for mailing certificates is to mail the certificate and signed stock power separately.

3.    Additional Time to Pay Exercise Price
If the Participant’s payment of the exercise price would otherwise be required pursuant to Section IV(C)(1) or (2) above, and a Participant either

a.	is traveling away from his or her usual place of Company employment, or

b.	has a Disability as defined in the applicable Plan or these rules, then, to the extent permitted by applicable law, the Participant may pay the exercise price on or before the first business day after the Participant’s return to his or her usual place of Company employment, but no later than the tenth business day after the Exercise Date. However, the President, Chief Executive Officer, Treasurer or General Counsel of the Company shall have the authority to grant such additional time to pay the exercise price as is reasonably necessary to accommodate the travel or Disability of the Participant.

4.    Cashless Exercise
The broker-assisted method of exercising stock options described in this Section IV(C)(4) (“cashless exercise”) requires no cash outlay by the Participant. A Participant wishing to effect a cashless exercise must first establish a trading account with a registered securities broker-dealer. Establishing that trading account will likely include the Participant’s commitment to pay the broker as described in their agreement. Upon request by a Participant, the Secretary or Assistant Secretary will provide information that may help the Participant find a broker who has previously done cashless exercises with the Company and/or may be willing to do so at a discounted commission rate. The Participant must provide the Secretary or Assistant Secretary with the Participant’s broker’s name, firm, address, telephone and fax numbers.
To effect a cashless exercise, the Participant must deliver a Notice of Exercise as described in Section IV(B)(1), and notify the Participant’s broker to proceed with the exercise and to notify the Company of the date the stock is sold. The Participant’s broker will sell Company stock for the Participant’s account and pay to the Company the exercise price, plus any necessary tax withholding. The Company will have share certificates delivered to the Participant’s broker within three business days after the Exercise Date, unless the Company elects to retain the certificates pending receipt of the exercise price. The Participant will be required to pay the Participant’s broker according to the agreement between them, typically a few days’ interest on the exercise price plus a commission on the shares sold.

D.	RESTRICTIONS RELATING TO POSSESSION OF MATERIAL NON-PUBLIC INFORMATION
Notwithstanding anything to the contrary provided above in these rules, a Participant may not, while in possession of material nonpublic information relating to the Company, or while subject to any quarterly or other “blackout period” imposed under the

Company’s Policy on Insider Trading in National Fuel Gas Company Securities, (i) pay the exercise price of a stock option with Company stock, (ii) pay tax withholding in connection with the exercise of a stock option by having Company stock withheld and/or canceled, (iii) exercise SARs, or (iv) effect a cashless exercise of stock options. For a Participant subject to a quarterly or other blackout period, these prohibited transactions include any transaction the effective date of which occurs within the blackout period.
The restrictions set forth in this Section IV(D) shall not apply to any deemed exercise of SARs or deemed payment of tax withholding in connection therewith pursuant to a Plan or these rules, or to any transaction effected pursuant to an instruction, contract or written plan that meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, which provides a defense against insider trading liability. An instruction, contract or written plan relating to any transactions set forth in this Section IV(D) and intended by a Participant to comply with Rule 10b5‑1 (such as a written 10b5-1 plan on a form provided by a stockbroker) must meet the requirements of Rule 10b5-1(c) and should be pre-approved by the Legal Department before the Participant enters into any transactions under that instruction, contract or written plan.